Exhibit 107

Calculation Of Filing Fee Tables

Form S-4

(Form Type)

Extra Space Storage Inc.

Extra Space Storage LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(4)

Fees to Be Paid	Debt	3.500% Senior Notes due 2026	457(f), 457(o)	$600,000,000.00	$600,000,000.00	0.0001102	$66,120.00
	Debt	3.875% Senior Notes due 2027	457(f), 457(o)	$450,000,000.00	$450,000,000.00	0.0001102	$49,590.00
	Debt	4.000% Senior Notes due 2029	457(f), 457(o)	$350,000,000.00	$350,000,000.00	0.0001102	$38,570.00
	Debt	2.200% Senior Notes due 2030	457(f), 457(o)	$400,000,000.00	$400,000,000.00	0.0001102	$44,080.00
	Debt	2.400% Senior Notes due 2031	457(f), 457(o)	$600,000,000.00	$600,000,000.00	0.0001102	$66,120.00

	Total Offering Amounts				$2,400,000,000.00		$264,480.00

	Total Fees Previously Paid						—

	Total Fee Offsets						—

	Net Fee Due						$264,480.00

(1)

The notes will be obligations of Extra Space Storage LP. Extra Space Storage Inc., together with ESS Holdings Business Trust I and ESS Holdings Business Trust II, will guarantee, on a full and unconditional basis, the obligations of Extra Space Storage LP under the notes. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended (the “Securities Act”), no separate fee is payable with respect to the guarantees.

(2)	Represents the aggregate principal amount of each series of notes to be issued in the exchange offers to which this registration statement relates.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) of the Securities Act.
(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $110.20 per $1.0 million of the proposed maximum aggregate offering price.